Exhibit 99.1

Ziopharm Oncology Reports First Quarter 2021 Financial Results and Provides Corporate Updates

– Annual shareholder meeting planned for May 19, 2021

– Company to host conference call today at 4:30 pm ET

Boston, May 6, 2021 — Ziopharm Oncology, Inc. (“Ziopharm” or the “Company”) (Nasdaq: ZIOP), today announced its financial results for the first quarter ended March 31, 2021 and provided additional corporate updates. The Company will host a conference call and webcast today at 4:30 pm ET.

Recent Corporate Highlights and Updates

•

Announced that the infusion of the first patient in the CD19-Specific Rapid Personalized Manufacturing (RPM) CAR-T Phase I Clinical Trial being conducted in Taiwan by the Company’s Joint Venture partner, Eden BioCell, occurred in March.

•

Presented a poster entitled “Hotspot mutations in KRAS and TP53 targeted by TCR-T cells genetically modified with the Sleeping Beauty transposon/transposase system” at the American Association for Cancer Research (AACR) Virtual 2021 Annual Meeting.

•

Completed construction of the GMP facility in Houston with follow on activities for facility qualification and validation to take place over the summer. The Company will then qualify the manufacturing process in the facility and file an IND amendment to enable GMP manufacturing to supplement its CMO partner’s capacity for the TCR-T hotspot trial.

•

Announced it is winding down its existing Controlled IL-12 clinical program. Data indicated potential clinical benefits in a variety of cancers, including recurrent glioblastoma. The Company will continue to seek a partner for this program while re-deploying resources and will explore synergies between this technology and its cell therapy programs. The Company anticipates a headcount reduction of approximately 15% related to this wind down.

•	Anticipate the closure of the CD19 RPM CAR-T Allogeneic Phase I Trial at MD Anderson Cancer Center. The trial closure is expected to occur during the second or third quarter of 2021.

•

Plans to hold its Annual Meeting of Stockholders on May 19, 2021 at 9:00 am EDT. The meeting will be held virtually. Shareholders and interested stakeholders may attend the annual meeting online using the link below. Shareholders may submit questions during the meeting and vote shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/ZIOP2021.

“Our first quarter was highlighted by execution and important strategic decisions that focus our capital on our prioritized development programs,” said Heidi Hagen, Chief Executive Officer of Ziopharm. “In the coming months, we are focused on delivering important milestones on our clinical trials, including our first TCR-T trial, where we plan to treat patients beginning in the second half of the year, and continued progress on the Eden BioCell CD19-specific RPM CAR-T Trial in Taiwan.”

First Quarter 2021 Financial Results

•

Research and development expenses were $13.3 million for the first quarter of 2021, compared to $12.7 million for the first quarter of 2020, primarily reflecting increased manufacturing activity and headcount.

•

General and administrative expenses were $8.2 million for the first quarter of 2021, compared to $6.0 million for the first quarter of 2020. The increase in general and administrative expenses is primarily due to increased employee related expenses and legal costs associated with its expanded patent portfolio and facility costs.

•	Net loss for the first quarter of 2021, was $21.6 million, or $(0.10) per share, compared to a net loss of $18.3 million, or $(0.09) per share, for the first quarter of 2020.

•	Cash and cash equivalents, as of March 31, 2021 were $100.1 million.

•	Additionally, a prepayment of approximately $5.1 million remains for work to be conducted by the Company at MD Anderson under the Company’s research and development agreements.

Earnings Conference Call and Webcast

Ziopharm will host a conference call and webcast for the investment community today, May 6, 2021, at 4:30 p.m. EDT. The conference call can be accessed by dialing 855-327-6837 (U.S. and Canada) or 631-891-4304 (International). The passcode for the conference call is 10013973. The live webcast may be accessed using the link here, or by visiting the “Investors” section of the Ziopharm website at www.ziopharm.com. The call will be recorded and available for replay on the Company’s website for approximately 90 days after the call.

Annual Meeting of Stockholders

Ziopharm will host its annual meeting virtually on May 19, 2021 at 9:00 am. Shareholders and interested stakeholders may attend the meeting, submit questions, and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/ZIOP2021.

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with cancer each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program and a precisely controlled IL-12 gene therapy. The Company has clinical and strategic collaborations with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and Regeneron Pharmaceuticals. For more information, please visit www.ziopharm.com.

Forward-Looking Statements Disclaimer This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the Company’s business and strategic plans, the wind down of the Company’s Controlled IL-12 clinical program, the anticipated closure of the CD19 RPM CAR-T Allogeneic Phase I Trial at MD Anderson Cancer Center, the timing of activities relating to the Company’s GMP facility, and the timing of the Company’s research and development programs, including the anticipated dates for enrolling patients in the Company’s TCR-T clinical trial. Although Ziopharm’s management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Ziopharm, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, changes in the Company’s operating plans that may impact its cash expenditures, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Ziopharm’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Ziopharm’s intellectual property rights; competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Ziopharm, including those risks and uncertainties listed in Ziopharm’s Quarterly Report on Form 10-Q filed by Ziopharm with the Securities and Exchange Commission. We are providing this information as of the date of this press release, and Ziopharm does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Investor Relations Contacts:

Adam D. Levy, Ph.D., MBA

EVP, Investor Relations and Corporate Communications

T: 508.552.9255

E: alevy@ziopharm.com

Media Relations Contact:

LifeSci Communications:

Patrick Bursey

T: 646.876.4932

E: pbursey@lifescicomms.com

ZIOPHARM Oncology, Inc

Statement of Operations

(unaudited)

(in thousands except per share data)

	For the Three Months ended March 31,
	2021	2020
Operating expenses:
Research and development	$13,336	$12,706
General and administrative	8,227	5,954

Total operating expenses	21,563	18,660

Loss from operations	(21,563)	(18,660)

Other income, net	9	367

Net loss	$(21,554)	$(18,293)

Net income (loss) applicable to common stockholders	$(21,554)	$(18,293)

Basic and diluted net loss per share	$(0.10)	$(0.09)

Weighted average number of common shares outstanding used to compute basic and diluted net loss per share	213,954,665	199,814,768

ZIOPHARM Oncology, Inc

Selected Balance Sheet Data

(unaudited)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$100,056	$115,069
Working capital	$93,749	$112,221
Total assets	$128,472	$146,345
Total stockholders' equity	$105,641	$123,982